EXHIBIT 11


RUDDICK CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                              SIX MONTHS ENDED
                                        ------------------------------
                                           March 29,        March 30,
                                             1998             1997
                                        --------------   -------------
NET INCOME PER SHARE COMPUTED AS
 FOLLOWS:
BASIC:
1.  Net income available to common
    shareholders                         $23,371,000       $22,772,000
                                         =============   =============
2.  Weighted average common shares
    outstanding - Basic                   46,684,883        46,517,117
                                         =============   =============
3.  Basic net income per share
    (Item 1 divided by Item 2)           $       .50              .49
                                         =============   =============

DILUTED:
1.  Net income available to common
    shareholders                         $23,371,000       $22,772,000
                                         =============   =============
2.  Weighted average common shares
    outstanding - Basic                   46,684,883        46,517,117

3.  Weighted potential shares under
    stock options computed for the
    periods using the Treasury Stock
    Method.                                  327,369           267,760
                                          ------------   -------------
4.  Weighted average common shares
    outstanding - Diluted                 47,012,252         46,784,877
                                          ============    =============
5.  Net Income Per Share (Item 1
    divided by Item 4)                   $       .50      $        .49
                                         =============    =============